EXHIBIT 10.2

                 DESCRIPTION OF INCENTIVE BONUS ARRANGEMENT FOR
                             MARKETING PERSONNEL OF
                         EATON VANCE DISTRIBUTORS, INC.

Registrant's distributor subsidiary, Eaton Vance Distributors, Inc., has a sales incentive arrangement for employees who are involved in marketing the shares of continuously-offered investment companies distributed by Eaton Vance Distributors, Inc. through broker-dealers. Employees in the field, known as "wholesale representatives", and telemarketing representatives in the office receive, in addition to base compensation, monthly cash incentive compensation payments based on their territorial sales volume. Members of the management group for marketing, in addition to base compensation, receive monthly cash incentive payments based on the aggregate sales volume of the distributor.

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